Exhibit 99.1

Journal of Clinical Oncology Publishes Data from
Randomized Phase 2 Custirsen Trial

Randomized Phase 2 Study of Docetaxel and Prednisone With or Without OGX-011 in Patients With Metastatic
Castration-Resistant Prostate Cancer. Chi K.N., et al. JCO Sep 20, 2010: 4247-4254

BOTHELL, WA and VANCOUVER, CANADA, September 22, 2010–OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) announced today publication of results from a randomized Phase 2 trial in the Journal of Clinical Oncology. The trial results showed a survival benefit with the investigational agent OGX-011/TV1011 (custirsen) in patients with advanced prostate cancer. The median overall survival for patients who were treated with custirsen plus first-line docetaxel/prednisone was 23.8 months compared to 16.9 months for patients treated with docetaxel/prednisone alone. The manuscript was published in the September 20, 2010 issue of the journal.

“The survival analysis provides a strong suggestion of clinical benefit with a hazard ratio consistent with a 50% reduction in the rate of death favoring custirsen treatment,” said Dr. Kim Chi, Principal Investigator and medical oncologist at BC Cancer Agency. “These data provide the foundation and rationale for the upcoming SYNERGY Phase 3 trial evaluating custirsen in approximately 800 men with metastatic CRPC.”

The study investigators concluded custirsen in combination with docetaxel was well tolerated. Furthermore, they noted that adverse events associated with custirsen, including lymphopenia, rigors and fever have been reported with other antisense therapeutics.

Analysis of trial results also showed:

•	The observed survival benefit was attributed to the custirsen treatment rather than duration of docetaxel treatment or administration of subsequent therapies;

•	Fewer patients discontinued study therapy because of disease progression when custirsen was given (18% in custirsen plus docetaxel arm versus 39% in docetaxel arm), resulting in a greater number of treatment cycles administered (median of 9 cycles in custirsen plus docetaxel arm versus 7 cycles in docetaxel arm);

•	Statistically significant declines in serum clusterin levels occurred within the first cycle of custirsen treatment when compared to levels in the docetaxel arm, indicating on-target biological activity of custirsen;

•	Measurable stable disease was higher (77% in custirsen plus docetaxel arm versus 50% in docetaxel arm) and disease progression, without any response to therapy, was lower (4% in custirsen plus docetaxel arm versus 17% in docetaxel arm). The incidence of overall objective response was comparable;

•	Because the primary endpoint of the study was achieved and survival benefit was observed, custirsen warrants further study in Phase 3 trials.

“Despite the number of new treatment options for patients with advanced prostate cancer, many patients will eventually experience disease progression. We believe custirsen has the potential to reduce treatment resistance thereby increasing the efficacy of various therapeutic agents such as docetaxel, and are hopeful this will be confirmed through the Phase 3 development program,” said Scott Cormack, president and CEO of OncoGenex.

In 2009, Teva Pharmaceutical Industries Ltd. and OncoGenex Pharmaceuticals, Inc. entered into a global license and collaboration agreement to develop and commercialize custirsen.

Phase 2 Study Design
In this Phase 2 study, 82 patients were randomized to one of two treatment arms to receive either 640 mg per week of custirsen by intravenous infusion in combination with docetaxel/prednisone or docetaxel/prednisone alone. Patients in both treatment arms received therapy until disease progression, toxicity or completion of ten 3-week cycles of therapy. The primary endpoint of the trial was to achieve a 50% reduction in PSA from baseline in over 50% of the patients treated with custirsen plus docetaxel. Secondary endpoints included determining objective response and duration of response in those patients with measurable disease at baseline, determining the tolerability and toxicity of weekly custirsen in combination with docetaxel/prednisone, measuring the effect of custirsen on serum clusterin levels and describing time to progression and overall patient survival. Baseline characteristics were well balanced between the treatment arms.

About Custirsen
Custirsen is designed to inhibit the production of clusterin, a protein that is associated with cancer treatment resistance. In 2009, Teva Pharmaceutical Industries Ltd. and OncoGenex Pharmaceuticals, Inc. entered into a global license and collaboration agreement to develop and commercialize custirsen. The global Phase 3 clinical programs include both the ongoing SATURN Phase 3 trial assessing durable pain palliation as the primary endpoint for second-line chemotherapy in men with metastatic CRPC and the upcoming SYNERGY Phase 3 trial assessing survival as the primary endpoint in men with metastatic CRPC receiving first-line chemotherapy. A third Phase 3 trial assessing survival as the primary endpoint in first-line treatment of advanced, unresectable non-small cell lung cancer (NSCLC) is also planned as part of the global clinical program to commercialize custirsen.

More information on the SATURN trial is available on the OncoGenex website at http://oncogenex.com/clinicalTrials/index.html.

Custirsen has received Fast Track designation from the U.S. Food and Drug Administration (FDA). Both the Prostate Cancer SATURN trial and the SYNERGY trial are being conducted through the Special Protocol Assessment (SPA) process. In addition, the European Medicines Agency indicated that the Committee for Medicinal Products for Human Use was in overall agreement with the custirsen development plan for commercialization.

About OncoGenex
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceuticals have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer. The companies plan to begin Phase 3 development of custirsen in first-line treatment of advanced, unresectable non-small cell lung cancer in 2011. OGX-427 is entering Phase 2 clinical development; SN2310 has completed a Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development.

Custirsen utilizes second-generation antisense technology, licensed from Isis Pharmaceuticals (NASDAQ: ISIS), to target and inhibit production of clusterin. OncoGenex and Isis partnered in the successful discovery and initial development of custirsen. Teva and OncoGenex are responsible for the development and commercialization of custirsen, subject to their global collaboration and license agreement and subject to OncoGenex’s financial obligations to Isis. Key intellectual property related to custirsen, OGX-427 and OGX-225 were discovered by the University of British Columbia and the Vancouver Prostate Centre, and were exclusively licensed to OncoGenex.

More information is available at www.OncoGenex.com.

OncoGenex’ Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, the timing and costs of these activities and the potential benefits of our product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, uncertainties regarding our future operating results, the risk that our product candidates will not obtain the requisite regulatory approvals to commercialize or that the future sales of our product candidates may be less than expected, and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2009 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

OncoGenex Contact:	Media and Investor Contact:
Scott Cormack President & CEO (604) 736-3678 scormack@oncogenex.com	Jason Spark Canale Communications (619) 849-6005 Jason@canalecomm.com